EXHIBIT 99.(e-3)

FRED ALGER & COMPANY, INCORPORATED

SELLING AGREEMENT

Fred Alger & Company, Incorporated (the “Distributor”) acts as the principal distributor of the shares of beneficial interest of various open-end investment companies (referred to individually as a “Fund” and collectively as the “Funds”) pursuant to distribution agreements between the Distributor and the Funds (the “Distribution Agreements”).  Each Fund is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).  As principal distributor, the Distributor invites you (the “Company”) to participate in the distribution of shares of the Funds for which the Distributor is now or may become the principal distributor (collectively, the “Shares”) upon the following terms and conditions:

Section 1.              SALE AND REDEMPTION OF FUND SHARES

(a)           The Company shall conduct all sales and redemptions of Shares for its clients’ accounts in compliance with the terms and conditions of the Prospectus (including both the Statutory Prospectus and any Summary Prospectus) and Statement of Additional Information of each Fund, as then amended or supplemented (collectively, the “Prospectuses and Statements”).

(b)           The Distributor will accept orders for the purchase of Shares through the transfer agent for the Funds (“Transfer Agent”), on the Distributor’s behalf, at the then public offering price per share, as set forth in the current Prospectuses and Statements.  The Distributor will execute orders for the redemption of Shares at the net asset value per share less the applicable deferred sales charge, redemption fee or similar charge or fee, if any.  The parties may effect transactions in shares of the Funds through the Fund/SERV service of the National Securities Clearing Corporation (“NSCC”) and, if applicable, may maintain account records through the NETWORKING service of the NSCC, all in accordance with NSCC requirements.  All orders are subject to acceptance or rejection by the Distributor or the Funds in the sole discretion of either.

(c)           The Company agrees that it will purchase Shares of the Funds only to cover orders the Company has received from its clients or for the Company’s own bona fide investment.  The Company shall not withhold placing orders for the Shares received from the Company’s clients so as to profit as a result of such withholding (e.g., by a change in the net asset value from that used in determining the offering price to the Company’s clients).  If the Company redeems Shares of the Funds on behalf of the Company’s clients, the Company shall pay such clients the redemption price as provided in the current Prospectuses and Statements.

(d)           With respect to omnibus accounts maintained by the Transfer Agent on behalf of the Company, the Company agrees to provide the Distributor, at least monthly, with a summary of the number of shareholder accounts maintained by the Company for each such account.

Section 2.              FUND INFORMATION

(a)           Except as otherwise provided in this section (a), the Company will furnish each of its clients to whom it sells or offers to sell Shares a copy of the then-current Summary Prospectus of the subject Fund.  If the client requests, the Company will send a paper or electronic copy (as the client may specify) of the subject Fund’s Statutory Prospectus, Statement of Additional Information and most recent annual and semi-annual reports.  Such copies shall be sent within three business days after receipt of the client’s request.  If the Fund does not use a Summary Prospectus, the Company will furnish each of its clients to whom it sells or offers to sell Shares of such Fund a copy of the then-current Statutory Prospectus, and if the client requests, the Statement of Additional Information of such Fund.  .  The Distributor shall supply the Company with additional copies of the Prospectuses and Statements upon the Company’s request.  The Company shall not make any representations concerning the Shares except those contained in the Prospectuses and Statements, and such supplemental information as the Funds or the Distributor furnishes in writing to the Company from time to time.  Any printed information that the Distributor furnishes to the Company other than Prospectuses, Statements, information supplemental to the Prospectuses and Statements issued by the Funds, periodic reports and proxy solicitation materials shall be the sole responsibility of the Distributor and not that of the Funds, The Company agrees that the Funds shall have no liability or responsibility to the Company in these respects, unless the Funds expressly assume responsibility, in writing, in connection therewith.

(b)           The Distributor shall make electronic delivery of Fund Prospectuses and Statements, periodic reports and proxy solicitation materials available to Fund Shareholders in accordance with applicable laws and regulations.  The Company shall use its best efforts to encourage its clients who buy Shares to receive such materials electronically.  These efforts shall include, but not be limited to, obtaining such client consent to electronic delivery as is required by law, rule or regulation, and participating in the Investor Communication Services Electronic Delivery program or other suitable electronic delivery program.

Section 3.              COMPENSATION

The Distributor will compensate the Company for its services in accordance with the terms of Schedule A hereto.

Section 4.              AUTHORITY

The Company shall act as dealer for the Company’s own account in all sales of Shares to the public.  The Company shall not have any authority to act as an agent, employee or representative of the Distributor or the Funds or to make any representation on behalf of the Distributor or on behalf of any Fund.

Section 5.              COMPLIANCE

(a)           The Distributor and the Company shall comply with all applicable federal and state laws, rules, and regulations, in conducting their activities, including but not limited to: federal and state securities laws; all rules, regulations and interpretations by governmental and regulatory bodies and self-regulatory organizations having jurisdiction over the Distributor and the Company, including but not limited to the U.S. Securities and Exchange Commission (the “SEC”) and Financial Industry Regulatory Authority (“FINRA”); all rules, regulations, and procedures of the NSCC; and all federal and state banking laws, as applicable.  The Distributor shall have full authority to take such action as the Distributor may deem advisable with respect to all matters pertaining to the continuous offering, distribution and redemption of Shares and this Agreement.

(b)           Upon request, the Distributor will inform the Company as to the states and jurisdictions which, to the best information and belief of the Distributor, the Shares have been registered for sale or are exempt from the requirement of the respective securities laws of such states and jurisdictions.  The Distributor assumes no responsibility or obligation as to the Company’s right to sell Shares in any state or jurisdiction.

(c)           The parties each acknowledge that certain information made available to the other party hereunder may be deemed nonpublic personal information under federal or state privacy laws (as amended) and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”).  The parties hereby agree (a) not to disclose or use such information except as required to carry out their respective duties under this Agreement or as otherwise permitted by the Privacy Laws in their ordinary course of business; (b) to establish and maintain written procedures reasonably designed to assure the security and privacy of all such information and (c) to cooperate with each other and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the parties.  The obligations contained in this Section 5(c) shall survive the termination of this Agreement.

(e)           Each party shall comply with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended, and the rules promulgated thereunder, and all federal, state, self-regulatory organization and SEC anti-money laundering laws, rules, and regulations.

(e)           The parties acknowledge that neither the Distributor nor the Funds shall compensate the Company for promoting or selling the Shares by having the Funds’ portfolio securities transactions or any form of remuneration resulting from such transactions directed to the Company.  Each party further agrees that it has not entered into any agreement with or on behalf of any Fund pursuant to which that Fund or any affiliate is expected to direct portfolio transactions or remuneration received in connection therewith to any party to compensate that party for promoting or selling Shares.  The Funds have implemented policies and procedures reasonably designed to ensure compliance with Rule 12b-1(h) under the 1940 Act.

(f)            The Company agrees that it will make no offers or sales of Shares in any foreign jurisdiction, except with the express written consent of the Distributor.

(g)           The Company agrees to notify the Distributor within a reasonable time of any claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against the Company or its affiliates, employees or agents.  The Company agrees to cooperate with the Distributor in resolving any such customer complaint.  The Company further agrees to cooperate in any regulatory examination of the Distributor to the extent that examination involves the Agreement or the Company’s sales of Shares.

Section 6.              FREQUENT OR DISRUPTIVE TRADING IN SHARES

The Funds have adopted written policies and procedures reasonably designed to detect and prevent frequent and/or disruptive trading in Shares.  In addition to effecting its own policies and procedures to detect and prevent frequent and/or disruptive trading in Shares, the Company agrees to cooperate with the Distributor to effect the Funds’ policies and procedures as follows:

(a)           The Company agrees, on its own behalf, and on behalf of its affiliates, to provide the following information to the Distributor, or its designee, upon request:

(i)         the taxpayer identification number (“TIN”) of all shareholders that purchased, redeemed, transferred or exchanged Shares of the Funds through an account maintained by the Company during the period covered by the request;

(ii)        the amount, date, name or other identifier of any investment professional associated with the shareholder account of such shareholder purchases, redemptions, transfers and exchanges;

(iii)       the transaction type of every purchase, redemption, transfer or exchange of Shares held through the Company during the period covered by the request; and

(iv)       any other data mutually agreed upon in writing.

(b)           Requests to provide transaction information shall set forth the specific period for which the information is sought.  However, unless otherwise agreed to by the Company, any such request shall not cover a period of more than ninety (90) consecutive business days and the Company shall not be required to provide such shareholder information more frequently than monthly.

The Company agrees to transmit the requested information described in paragraph (a) above, to the extent such information is contained in the Company’s books and records, to the Distributor or its designee promptly, but in any event not later than ten (10) business days, after receipt of the request.  If the requested information is not contained in the Company’s books and records, the Company agrees to use reasonable efforts to promptly obtain and transmit the requested information.

(c)           To the extent reasonably practicable, the format for any transaction information provided to the Distributor by the Company should be consistent with the NSCC Standardized Data Reporting Format.  The Company shall inform the Distributor as soon as practicable if the format of the transaction information changes.

(d)           The Distributor specifically agrees not to use the information received for marketing or any similar purpose without the prior written consent of the Company.

(e)           The Company agrees to take reasonable steps to execute written instructions from the Distributor to restrict or prohibit further purchases or exchanges of Shares by a shareholder who has been identified by the Distributor as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Company’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares of the Fund.  Instructions must include the following:

•                  the TIN; and

•                  the specific restriction(s) to be executed, including the length of time such restriction shall remain in place.

The Company agrees to use reasonable efforts to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions.  The Company shall provide written confirmation to the Distributor as soon as reasonably practicable that instructions have been executed.

Section 7.                                          REPRESENTATIONS AND WARRANTIES

(a)                                  The Company represents and warrants that:

(i)            it is a duly registered broker-dealer under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and member in good standing of FINRA, and is licensed and authorized to conduct the transactions contemplated by this Agreement; or

(ii)           it is a bank (as defined by Section 3(a)(6) of the Exchange Act), or a savings association or savings bank that has deposits insured by the FDIC, licensed and authorized to carry on investment business in the U.S. (including the transactions contemplated by this Agreement) subject to the supervision and regulation of relevant U.S. banking authorities, that does not engage in any activity requiring the registration of the Company as a broker or dealer under the Exchange Act or regulations thereunder; and

(iii)          it will only accept orders for Shares of The Alger Portfolios from tax qualified plans, and will confirm this in writing to the Distributor upon request.

(b)                                 The Distributor represents and warrants that:

(i)            the Funds have been duly organized under the 1940 Act;

(ii)           the Shares are registered under the Securities Act of 1933, as amended (the “1933 Act”);

(iii)          the Prospectuses and Statements comply in all material respects with applicable regulatory and disclosure requirements; and

(iv)          it is a duly registered broker-dealer under the Exchange Act and member in good standing of FINRA, and is licensed and authorized to conduct the transactions contemplated by this Agreement.

Section 8.                                          INDEMNIFICATION

(a)                                  The Company shall indemnify the Distributor and its directors, officers, trustees, employees, and agents (collectively the “Distributor Indemnified Parties”), from and against all losses suffered, claims, damages, obligations, penalties, actions, judgments, suits, costs, disbursements, liabilities or expenses whatsoever (including losses resulting from changes in Share prices, reasonable legal fees and expenses, and returned checks), other than those resulting from the bad faith or gross negligence on the part of the Distributor Indemnified Parties or any associated person of the Distributor, as defined by Article I of the By-Laws of FINRA, which may be imposed on, incurred by or asserted against the Distributor, resulting from the Company’s or any associated person of the Company’s:

(i)            violation of or noncompliance with any applicable law, rule or regulation, related to the services provided for under this Agreement;

(ii)           making of any unauthorized representations in violation of Section 2(a) of this Agreement; or

(iii)          breach of the representations and warranties set forth in Section 7(a) of this Agreement.

(b)           The obligations provided by this Section 8 shall survive termination of this Agreement.

Section 9.              TERM AND TERMINATION

(a)           This Agreement shall become effective upon the date of execution by the Distributor.  The provisions of the Distribution Agreements and the Rule 12b-1 Distribution Plans adopted by certain of the Funds are incorporated herein by reference and this Agreement shall continue in effect with respect to a Fund only so long as the continuation of the Distribution Agreement relating to such Fund, and its Rule 12b-1 Distribution Plan as applicable, are properly approved at least annually by the Board of Trustees of such Fund.

(b)           This Agreement shall be terminable by either party without penalty upon thirty (30) days’ written notice to the other party. The Distributor reserves the right in its discretion, without notice, to suspend sales or withdraw the offering of Shares.

(c)           This Agreement shall terminate automatically in the event that the Company ceases to be a member in good standing of FINRA; upon the occurrence of any event affecting the Company’s registration as a broker-dealer under the Exchange Act; or upon the occurrence of any event affecting the Company’s authorization and license to carry on an investment business, including the transactions contemplated by this Agreement The Company agrees to promptly notify the Distributor upon the occurrence of any such event.

Section 10.            AMENDMENT AND WAIVER

(a)           The Distributor may amend this Agreement at any time upon ten (10) days’ written notice to the Company.  The Company’s placing any order after the effective date of notice of any such amendment shall constitute acceptance thereof by the Company.

(b)           Any of the terms of this Agreement may be waived in whole or in part.  No term of this Agreement shall be deemed to have been waived unless such waiver is expressed in an instrument in writing signed by the party waiving the term and transmitted to the other party.  No failure of either party to insist upon strict performance of any provision of this Agreement shall constitute a waiver.  Nothing contained in this Section 10 is intended to operate as and shall not in any way whatsoever constitute, a waiver by the Company or the Distributor of compliance with any applicable law, rule or regulation, as described under Section 5(a) of this Agreement.

Section 11.            USE OF NAMES

Neither party shall use the other party’s name, trademark, or service mark without the prior written consent of the other party, except as required by law.

Section 12.            ASSIGNMENT

This Agreement shall not be assignable by the Company.  The Distributor may assign its rights and obligations under this Agreement to any affiliate of the Distributor upon written notice to the Company.

Section 13.            NOTICES

(a)                                  To be effective, all notices, consents, and other communications under this Agreement must be in writing and given by:

(i)            personal delivery;

(ii)           registered or certified United States first class mail return receipt requested; or

(iii)          by e-mail or facsimile or similar means of same day delivery.

(b)                                                         Unless otherwise agreed to by the Distributor and the Company, all notices, consents, and other communications shall be given as follows:

If to the Distributor:	Fred Alger & Company, Incorporated; 360 Park Avenue South
New York, NY 10010; Attn: Legal Department
Fax number: 212-806-2957

If to the Company:

Section 14.            SETOFF

The Distributor shall be permitted to offset and recover amounts owed to it from any account the Company has with the Distributor without notice or demand to the Company.

Section 15.            GOVERNING LAW

This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.

Section 16.            SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

Section 17.            CAPTIONS

Captions contained in this Agreement are inserted for convenience of reference only and shall not be deemed to define, limit or extend or otherwise affect the meaning or interpretation of this Agreement or any provision hereof.

Section 18.            ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the Distributor and the Company regarding Shares and shall supersede any prior agreements or understandings between the parties hereto.

Section 19.            COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Fred Alger & Company, Incorporated

By:
Name:
Title:
Date:

Please indicate your acceptance of this Agreement by returning two original signed copies to the Distributor.  The undersigned hereby accepts the offer set forth above.

Accepted

By:
Name:
Title:

Schedule A

Compensation

Compensation for Sale of Fund Shares:

In accordance with the terms and in the percentage amounts as set forth in the Prospectuses and Statements, as compensation for the sales of Shares, the Distributor will pay the Company or its agent (the broker of record):

(a)          with respect to Class A, Class B and Class C Shares, the applicable sales commission; and

(b)         with respect to Class C Shares, and Class R Shares, the applicable distribution fee for sales of Shares, as noted in the table below.

Applicable Share Class	Distribution Fee
Class C Shares	0.75%* of the average daily amount invested
Class R Shares	0.50% of the average daily amount invested

* After 13 months

Compensation for Shareholder Services:

In compensation for services to shareholders of Class A, B, C, I or R Shares of the Funds, the Distributor will pay the Company or its agent a shareholder servicing fee in the amount of 0.25% of the average daily amount invested.  If the Company retains an agent to provide shareholder services for which the Distributor is expected to compensate the agent, the Company must inform the Distributor in writing at least four weeks prior to the end of the calendar quarter.  The Company must inform the Distributor whether it is the entity providing shareholder services.

The minimum quarterly shareholder servicing fee payable by the Distributor is $25.  If fees due to the Company during a quarter total less than the $25 minimum payment, the Company will not be paid for providing shareholder services for that quarter.

If the Company is compensated at a lower rate than the compensation stated herein, but fails to alert the Distributor within three months of a lower payment, the Distributor will not adjust the Company’s compensation retroactively.